EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

Enjoy Technology, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other(2)	713,157(3)	$0.58	$415,057.37	.0000927	$38.48

Total Offering Amounts					$415,057.37		$38.48

Total Fees Previously Paid					—		—

Total Fee Offsets					—		—

Net Fee Due					$415,057.37		$38.48

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Enjoy Technology, Inc. (the “Registrant”) that become issuable under the 2021 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $0.58, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on May 11, 2022.

(3)	Represents shares of Common Stock granted under restricted stock unit awards under the Registrant’s 2021 Equity Incentive Plan.